                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of the following reports;

          EarthCare Company dated April 2, 1998 (except for the fourth paragraph of Note 1 as to which the date is June 29, 1998)

          Andrews Environmental Services, Inc. dated June 18, 1998

          Ferrero Wastewater Management, Inc. dated March 20, 1998

          A Rapid Rooter Sewer & Drain Service, Inc. dated May 8, 1998

          Seagraves, Inc. (d.b.a. Brownie Environmental Services) and Grease-Tec, Inc. dated May 14, 1998

          RGM Waste Removal Corporation and Affiliates dated July 10, 1998

          Eldredge Wastewater Management, Inc. dated June 19, 1998

and to all references made to our Firm included in or made a part of this registration statement.

Arthur Andersen

Atlanta, Georgia
July 20, 1999